Exhibit 99.1


FOR IMMEDIATE RELEASE

Bcom3 Group Posts Increase in Net Income


CHICAGO, May 13, 2001 - Bcom3 Group, Inc. today announced its financial results for the three months ended March 31, 2002.

Revenues: Bcom3 consolidated worldwide revenue decreased 0.3% to $445.7 million from $447.2 million for the comparable period of 2001. Domestic revenue for the three months ended March 31, 2002 decreased 0.8% to $244.8 million from $246.8 million for the comparable period of 2001. International revenue for the three months ended March 31, 2002 increased 0.2% to $200.9 million from $200.4 million for the comparable period of 2001. The reported revenue in 2002 includes the effect of the adoption of EITF Topic D -103, which requires inclusion of certain reimbursed expenses in both revenue and general expenses. Excluding the effect of that change, consolidated, domestic and international revenue declined 2.2%, 3.4% and 0.6% respectively, compared with the same period in 2001.

Net Income: Consolidated net income for the first quarter of 2002 increased $17.9 million to $20.5 million from $2.6 million in the first quarter of 2001. Effective January 1, 2002, in compliance with SFAS No. 142, the Company ceased recording goodwill amortization. Adjusting the 2001 financial statements for the effect of this pronouncement, net income increased $3.0 million, or 17.1%, to $20.5 million in 2002 from $17.5 million in 2001.

"Net income has increased significantly, despite the fact that revenues are down slightly in a very tough economic environment compared to the first quarter of 2001. This enhanced performance is due to more rigorous expense control and greater focus on margin improvement," said Eileen Kamerick, executive vice president and chief financial officer of Bcom3 Group.

The Bcom3 Group is a leading advertising and marketing communications organization with a global reach spanning 90 countries around the world. On March 7, 2002, Paris-based Publicis Groupe S.A. announced its intent to acquire Bcom3 Group. Dentsu, Inc. will continue to have a significant minority stake in what will become the world's fourth largest marketing communications holding company.